Exhibit (r)(2)

TORTOISE PARENT HOLDCO LLC

CODE OF ETHICS

Statement of General Policy

Tortoise Parent Holdco LLC and its registered investment adviser affiliates listed on Schedule A hereto (collectively, the “Firm,” “we,” or “us,” and each registered investment adviser affiliate, an “Adviser” and collectively, the “Advisers”) seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something that is highly valued and must be protected.

Section 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires each Adviser to establish, maintain and enforce written policies and procedures reasonably designed, taking into account the Adviser’s business, to prevent the misuse of material, non-public information in violation of the Federal Securities Laws. Rule 204A-1 under the Advisers Act (the “Rule”), requires that the Adviser adopt a code of ethics setting forth standards of conduct for the Adviser and its Supervised Persons (as defined below). In addition, to the extent the Adviser is or becomes the investment adviser to a registered investment company, Rule 17j-1, under the Investment Company Act, as amended (the “Investment Company Act”), requires that the Adviser adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined in Rule 17j-1 of the Investment Company Act) from engaging in any act, practice or course of business prohibited by Rule 17j-1. Accordingly, this Code of Ethics (the “Code”) has been adopted to prevent those who are responsible for developing or implementing an Adviser’s investment advice or who pass such advice on to the Adviser’s clients from acting thereon to the disadvantage of the Adviser’s clients. At the same time, we believe that individual investment activities by our officers and employees should not be unduly prohibited or discouraged. In adopting this Code, the Firm recognizes that each Adviser and its Supervised Persons owe a fiduciary duty to the Adviser’s clients. This Code specifies the standard of conduct expected of Supervised Persons. As a result, all Supervised Persons must: (1) at all times place the interests of clients first; (2) conduct personal securities transactions in a manner consistent with this Code and avoid any abuse of a position of trust and responsibility; (3) avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility; (4) adhere to the fundamental standard that Supervised Persons should not take inappropriate advantage of their positions; and (5) maintain full compliance with the Federal Securities Laws. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Firm and persons connected with it. It is the responsibility of each Supervised Person to conduct personal securities transactions in a manner that does not interfere with the transactions of an Adviser’s clients or otherwise take unfair advantage of such clients, and to understand the various laws applicable to such Supervised Person. Likewise, each Supervised Person of an Adviser is required to report any actual or suspected violations of this Code promptly to the Compliance Officer of the Adviser.

1.	Definitions of Terms Used

(a)	“Access Person” of an Adviser means (i) any Supervised Person (A) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or (C) who is involved in maintaining Proprietary Indices or who has access to changes in index methodology or constituent components of Propriety Indices prior to their public dissemination; and (ii) all directors, managing directors and officers of an Adviser.

(b)	“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(c)	“Beneficial ownership” or “beneficial interest” shall be interpreted in the same manner as beneficial ownership would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act and the rules and regulations thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person, the Access Person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment company, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance Officer.

(d)	“Considering for purchase or sale” shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

(e)	“Covered Security” shall mean any security, and any security related to or connected with such security, except that it shall not include (1) securities which are direct obligations of the government of the United States, (2) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements, (3) shares issued by money market Funds, (4) shares issued by U.S. registered open-end investment companies except Reportable Funds, and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

(f)	“Compliance Officer” shall mean the Chief Compliance Officer, as may be designated by the Adviser from time to time, or his or her designee.

(g)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act as it applies to investment companies registered under the Investment Company Act of 1940 and investment advisers, each as may be amended or supplemented, and any rules adopted thereunder by the Securities and Exchange Commission (the “SEC”) or the Department of the Treasury, as applicable.

(h)	“Fund” means any investment company registered under the Investment Company Act of 1940, as amended.

(i)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

(j)	“Investment Personnel” of an Adviser means any employee of the Adviser (or of any company under common control with the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for the Adviser’s clients. Investment Personnel also includes any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser’s clients regarding the purchase or sale of securities for such clients.

(k)	“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Adviser’s trading system or Investment Personnel.

(l)	“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar restricted offerings under comparable foreign law.

(m)	“Personal Benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a client.

(n)	“Personal Securities Transactions” shall not include transactions in Proprietary Accounts.

(o)	“Portfolio Deposit” means an in-kind deposit of securities and/or cash in connection with the purchase of securities of a Self-Indexing Fund.

(p)	“Proprietary Account” of an Adviser means an account in which the Adviser or Tortoise Investments, LLC owns, individually or in the aggregate, a 5% or greater interest.

(q)	“Proprietary Index or Indices” means a market index or indices sponsored, constructed and maintained by Tortoise Index Solutions d/b/a TIS Advisors (“TIS”) or an affiliate of TIS.

(r)	“Rebalancing Date” means a scheduled interval for rebalancing the components of a Proprietary Index or their weightings.

(s)	“Reportable Fund” means (i) any Fund for which an Adviser serves as an investment adviser, or (ii) any Fund whose investment adviser or principal underwriter controls us, we control or is under common control with us. For purposes of this definition, “control” has the meaning given to it in Section 2(a)(9) of the Investment Company Act of 1940.

(t)	“Rules-Based Methodology” means a methodology based on quantitative algorithms or criteria to determine index composition at pre-determined intervals.

(u)	“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

(v)	“Self-Indexing Fund” means an exchange-traded fund managed by an Adviser for which the Adviser or an affiliate serves as index provider.

(w)	“Supervised Person” of an Adviser means any officer, director, managing director or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser or is involved in maintenance of Proprietary Indices and is subject to the supervision and control of the Adviser, including interns, temporary workers or particular persons designated by the Compliance Officer.

2.	Compliance with Laws and Regulations

The Advisers and each Supervised Person must comply with all applicable Federal Securities Laws, whether acting with respect to client accounts, personal accounts or Proprietary Accounts. Without limiting the generality of the foregoing, Supervised Persons of an Adviser shall not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client account, personal account or Proprietary Account:

(a)	Defraud any client in any manner;

(b)	Mislead any client, including by making a statement that omits material facts;

(c)	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client;

(d)	Engage in any manipulative practice with respect to a client; or

(e)	Engage in any manipulative practice with respect to securities, including price manipulation.

3.	Preferential Treatment, Gifts and Entertainment

No Supervised Person of an Adviser shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Adviser, except those usual and normal benefits directly provided by the Adviser.

No Supervised Person of an Adviser shall accept or offer any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and the Adviser. Supervised Persons are prohibited from receiving any gift or other personal benefit of more than de minimis value from any person or entity that does business with or on behalf of the Adviser or any registered investment company managed by the Adviser. In addition, Supervised Persons are prohibited from giving or offering any gift or other personal benefit of more than a de minimis value to any person or entity who is an existing or prospective client or any person that does business with or on behalf of the Adviser and shall be absolutely prohibited from giving or offering any gift or other personal benefit to any client or prospective client that is a governmental entity or official thereof or official of any governmental entity investment, retirement or pension fund. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Supervised Persons shall comply with the Gift and Entertainment Procedures attached hereto as Exhibit A. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

4.	Conflicts of Interest

If any Supervised Person of an Adviser is aware of a personal interest that is, or might be, in conflict with the interest of any client, that Supervised Person should disclose the situation or transaction and the nature of the conflict to the Adviser’s Compliance Officer for appropriate consideration. In addition, no Supervised Person of an Adviser may use knowledge about pending or currently considered securities transactions for clients to directly or indirectly profit personally. Without limiting the foregoing, Supervised Persons of an Adviser who are planning to invest in or make a recommendation to invest in a security for client accounts, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager and the Adviser’s Compliance Officer. Such manager or Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer. Supervised Persons may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in a security.

5.	Service as a Director and Other Outside Business Activities

An employee’s service on the board of directors of an outside company, as well as other outside business activities generally, could lead to the potential for conflicts of interest and insider trading problems, and may otherwise interfere with an employee’s duties to the Adviser. Accordingly, employees of an Adviser are prohibited from accepting any new appointment to the boards of directors of any company (other than charitable foundations and not-for-profit institutions that are not clients of the Adviser), whether or not its securities are publicly traded, absent prior authorization of the Adviser’s Compliance Officer, or in the case of the Chief Compliance Officer of the Adviser, prior authorization of a member of the Executive Committee. In determining whether to authorize such appointment, the Compliance Officer shall consider whether the board service would be adverse to the interests of the Adviser’s clients, would interfere with or hinder the Adviser’s ability to provide recommendations to its clients, and whether adequate procedures exist to ensure isolation from those making investment decisions. In addition, any employee serving on the board of a private company which is about to go public may be required to resign from that position either immediately or at the end of the current term. No employee may participate in a decision to purchase or sell a security of any company for which he/she serves as a director. All employees shall report existing board positions with for-profit corporations, business trusts or similar entities and any existing Other Outside Business Activity (defined below) within ten (10) days of becoming an employee.

In addition to service as a director, an employee must obtain pre-approval from the Compliance Officer of the Adviser prior to engaging in any other outside business activity, including serving or acting as an officer of any business, starting a business, or accepting employment outside the Firm (“Other Outside Business Activity”). Consideration must be made as to whether the Other Outside Business Activity conflicts with or otherwise overlaps with the employee’s work duties and/or will interfere with the performance of the employee’s duties. Any employee who engages in an approved Other Outside Business Activity must not conduct such Other Outside Business Activity during the Firm’s normal working hours, on company systems or from the Firm’s offices. In determining whether or not to approve service on a board, or any Other Outside Business Activity, the Compliance Officer of the Adviser may consult with the Chief People Officer of the Firm or her designee, and/or the employee’s supervisor.

6.	Inside Information

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure of information to analysts.

Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities, or if it is information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information is “public” after it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Inside information obtained by any Supervised Person of an Adviser from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. The Adviser prohibits all Supervised Persons of the Adviser, either personally or on behalf of client accounts or Proprietary Accounts of the Adviser, from trading while in possession of material non-public information, misappropriating material non-public information or disclosing material non-public information to others in violation of applicable law or these policies and procedures. Questions and requests for assistance regarding insider information should be promptly directed to the Adviser’s Compliance Officer.

Information regarding (1) changes in the Rules-Based Methodology of Proprietary Indices, (2) changes in the constituent components of Proprietary Indices, and (3) information regarding a Portfolio Deposit with respect to Self-Indexing Funds, shall be treated as material, non-public information.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information, clients’ securities holdings and transactions, and other material non-public information that could affect the price of a security. Inside information or material non-public information does not include legally obtained information concerning non-public entities that have no publicly traded securities, where access to such information is necessary to conduct due diligence on instruments considered for investment in client accounts.

A client’s identity, financial circumstances and account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information. Each Adviser has separate policies on privacy that also govern the use and disclosure of client account information.

7.	Restrictions on Personal Securities Transactions

(a)	Access Persons of an Adviser may not sell to, or purchase from, any client any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of a Fund, or is otherwise permitted pursuant to Section 17 of the 1940 Act.

(b)	Access Persons of an Adviser may only engage in the purchase and sale of shares of any Reportable Fund during the periods allowed by, and in accordance with, the policies and procedures of such Reportable Fund. However, even within those periods, no transactions should be entered into in violation of Rule 10b-5 prohibiting the use of inside information and all transactions should be carried out in compliance with Section 16 of the Securities Exchange Act of 1934 and Rule 144 under the Securities Act of 1933.

(c)	Access Persons of an Adviser shall not discuss with or otherwise inform others of any actual or contemplated security transaction by any client except in the performance of employment duties or in an official capacity and then only for the benefit of the client, and in no event for personal benefit or for the benefit of others.

(d)	Access Persons shall not disseminate (1) information regarding changes in the index methodology of any Proprietary Index, (2) changes in the constituent components of a Proprietary Index, or (3) information regarding a Portfolio Deposit, prior to the public announcement or dissemination of such information, except in the performance of employment duties.

(e)	Access Persons of an Adviser shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in any client’s investments, proposed or in process, except (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a prospectus by a Reportable Fund, (iii) in conjunction with a regular report to shareholders of a Reportable Fund, or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders of a Reportable Fund are entitled by reason of provisions of the articles of incorporation, bylaws, rules and regulations, contracts or similar documents governing the operations of such company.

(f)	Access Persons of an Adviser may not use knowledge of portfolio transactions made or contemplated for any client, or changes to index methodology or constituent components of Proprietary Indices, to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any client.

(g)	No Access Person of an Adviser shall knowingly take advantage of an opportunity of any client for personal benefit, or take action inconsistent with such Access Person’s fiduciary obligations to the Adviser’s clients. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any Access Person’s position of trust and responsibility.

(h)	Any transaction in a Covered Security in anticipation of any client’s transaction (“front-running”) is prohibited.

(i)	No Access Person of an Adviser shall purchase or sell, directly or indirectly, any Covered Security which such Access Person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for any client until either the client’s transactions have been completed or consideration of such transaction is abandoned. Without limiting the foregoing, no Access Person of TIS may purchase or sell a security which is a constituent component of a Proprietary Index within two (2) business days before or two (2) business days after a Rebalancing Date.

(j)	When anything in this Section 7 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

(k)	Any Access Person of an Adviser who trades in violation of this Section 7 will be subject to sanctions as set forth in Section 15.

8.	Preclearance of Personal Securities Transactions

(a)	No Access Person of an Adviser may buy or sell any Covered Security for an account beneficially owned by him without having first obtained specific permission from the Adviser’s Compliance Officer. Requests for preclearance and approval for trades involving a Covered Security, Initial Public Offerings or Limited Offerings should be submitted to the Compliance Officer. After preclearance has been approved, the transaction may be affected either internally or through an external broker. Transaction orders must be placed within one week of the day permission to trade is granted or such shorter period as is indicated in the approved preclearance.

(b)	No Access Person of an Adviser shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the Compliance Officer. This restriction applies to ANY Limited Offering or Initial Public Offering (including any initial coin offering). Examples of Limited Offerings include, but are not limited to, the private funds managed by the Firm’s affiliates. Consideration will be given to whether or not the opportunity should be reserved for the Adviser’s clients. The Adviser’s Compliance Officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering. Individuals registered with a broker dealer and their immediate families are PROHIBITED from participating in Initial Public Offerings.

9.	Excluded Transactions

The trading restrictions in Section 7 and the preclearance requirements of Section 8 do not apply to the following types of transactions:

(a)	Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been disclosed to the Adviser’s Compliance Officer pursuant to Section 10(f).

(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.

(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

(d)	Standing orders for retirement plans provided that, except as set forth in (e) below, prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments in or withdrawals from such plans must be precleared on a case-by-case basis and are subject to trading restrictions.

(e)	The purchase or sale of open-end mutual funds managed by an Adviser or by an affiliate of Tortoise Parent Holdco LLC made in the account of an Access Person through the 401(k) platform for Tortoise Parent Holdco LLC and its affiliates, provided that the Access Person does not possess inside information about such fund at the time of allocation of 401(k) contributions.

(f)	Transactions involving affiliated private funds for which the Access Person’s subscription agreement was approved by the Adviser’s Compliance Officer.

10.	Reporting Procedures for Personal Securities Transactions

Access Persons of an Adviser shall, through MyComplianceOffice (or another method acceptable to the Adviser’s Compliance Officer), submit to the Adviser’s Compliance Officer the reports set forth below. Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

(a)	Brokerage Accounts. Before effecting personal transactions through an external broker, each Access Person must (i) inform the brokerage firm of his affiliation with the Adviser; (ii) make arrangements or provide necessary documentation for linking personal accounts through MyComplianceOffice; provided that in the event an Access Person is unable to link a personal account through MyComplianceOffice, the Access Person must make arrangements to allow the Access Person to upload duplicate confirmations or account statements for such account to MyComplianceOffice (or otherwise provide such duplicate account statements or transaction information to the Adviser’s Compliance Officer).

(b)	Initial Holdings Report. Each Access Person must provide an initial holdings report which includes the following information within ten (10) days of becoming an Access Person:

•	The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The initial holdings report may also be completed by linking personal accounts through MyComplianceOffice and/or by uploading duplicate account statements to MyComplianceOffice for personal accounts where linking is not possible.

(c)	Quarterly Transaction Reports. Not later than thirty (30) days following the end of a calendar quarter, each Access Person must submit a report which includes the following information:

(i) with respect to any transaction in the quarter in a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•	The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;

•	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•	The price of the Covered Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date that the report is submitted by the Access Person.

(ii) with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

•	The name of the broker, dealer or bank with whom the Access Person established the account;

•	The date the account was established; and

•	The date that the report is submitted by the Access Person.

The quarterly transaction report may also be completed by linking personal accounts through MyComplianceOffice and/or by uploading duplicate account statements to MyComplianceOffice for personal accounts where linking is not possible.

(d)	Annual Holdings Report. Each Access Person shall submit the information required in Section 10(b) above annually within thirty (30) days of the end of each calendar year through MyComplianceOffice. The information shall be current as of a date no more than forty-five (45) days before the report is submitted. The annual holdings report may also be completed by linking personal accounts through MyComplianceOffice and/or by uploading duplicate account statements to MyComplianceOffice for personal accounts where linking is not possible.

(e)	Review of Reports. An Adviser’s Compliance Officer shall be responsible for identifying Access Persons of that Adviser, notifying them of their obligations under this Code and reviewing reports submitted by those Access Persons. The Compliance Officer will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by the Compliance Officer.

(f)	Exceptions from Reporting Requirements.

(i)	An Access Person of an Adviser need not make reports pursuant to this Section 10 with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control, such as variable annuity accounts or Section 529 qualified tuition plans (unless such accounts or plans are managed, distributed, marketed, or underwritten by the Adviser or its affiliates). Access Persons relying on this exception must inform the Adviser’s Compliance Officer of accounts meeting this exception.

(ii)	An Access Person need not make reports pursuant to Section 10(c) with respect to transactions effected pursuant to an Automatic Investment Plan. Notwithstanding the foregoing, if any such account holds shares of a Reportable Fund for which the Access Person must file Forms 3, 4 or 5 pursuant to Section 16(a) of the Securities Exchange Act of 1934 (i.e. directors and senior officers of the Tortoise closed-end funds), the Access Person must provide to the Adviser’s Compliance Officer information on transactions in, and holdings of, shares of such Reportable Fund in the account to allow the timely filing of such reports.

11.	Administration of Code

The Compliance Officer of an Adviser shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code as they relate to the Adviser. The Adviser’s Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship) as it relates to Access Persons of the Adviser. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Adviser’s Compliance Officer, and shall be reported periodically to the board of directors of the Adviser. The Adviser’s Compliance Officer will take whatever action he or she deems necessary with respect to any officer, member of the board of directors or employee of the Adviser who violates any provision of this Code.

12.	Reports to Board

At least once a year, the Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation. In addition, no less frequently than annually, each Adviser that serves as an investment adviser to a Reportable Fund must provide a written report to the Board of Directors of such Reportable Fund that describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board of Directors that the Adviser has adopted procedures reasonably necessary to prevent Access Persons of the Adviser from violating the Code. The report should also include significant conflicts of interest that arose involving the Adviser’s personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, the Adviser will report to the Board if a portfolio manager is a director of a company whose securities are held by the Adviser or the Reportable Fund.

13.	Code Revisions

Any material changes to the Code will be submitted to the Board of Directors of any Reportable Fund for which an Adviser serves as investment adviser for approval within six months of such change.

14.	Recordkeeping Requirements

Each Adviser shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a record of all written acknowledgments of receipt of the Code, and all amendments thereto, for each person who currently is, or within the past five years was, a Supervised Person of the Adviser; a copy of each report made by Access Persons of the Adviser as required in this Code, including any information provided in place of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; for at least five years after the fiscal year in which the report is made, the report required under Section 12 above; for at least five years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of securities in an Initial Public Offering or a Limited Offering; and a copy of reports provided to the management committee of the Adviser regarding the Code.

15.	Condition of Employment or Service

All Supervised Persons shall conduct themselves at all times in the best interests of the Firm. Compliance with the Code shall be a condition of employment or continued affiliation with the Firm. All Supervised Persons shall promptly report to the Compliance Officer all apparent violations of the Code of Ethics. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code. The Compliance Officer will consider reports made to the Compliance Officer hereunder and will determine whether or not the Code has been violated and what sanctions, if any, should be imposed in accordance with applicable sanctions guidelines implemented by the Firm. Conduct not in accordance with the Code shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, unwinding a trade or disgorgement of profits obtained in connection with a violation, the imposition of fines, termination of employment or removal from office, or referral to civil or criminal authorities. All Supervised Persons shall certify upon becoming a Supervised Person and thereafter annually, through MyComplianceOffice (or another method acceptable to the Adviser’s Compliance Officer), that they have received a copy of and read the Code, and all amendments thereto, and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

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Adopted effective June 20, 2016; amended effective October 1, 2016; amended effective May 18, 2018; amended effective May 20, 2019; amended effective July 30, 2020; amended effective May 9, 2023; amended effective December 2, 2024

SCHEDULE A

Tortoise Capital Advisors, L.L.C.

Tortoise Index Solutions, LLC d/b/a TIS Advisors

Ecofin Advisors, LLC

Amended effective June 23, 2017; amended May 18, 2018; amended May 20, 2019; amended effective July 30, 2020; amended effective May 9, 2023; amended effective December 2, 2024

EXHIBIT A

Gifts and Entertainment Procedures

The Code of Ethics of Tortoise Parent Holdco LLC and its registered investment adviser affiliates (collectively, the “Firm,” and each registered investment adviser affiliate, an “Adviser” and collectively, the “Advisers”) contains provisions prohibiting the giving, offering or acceptance of gifts, entertainment or other personal benefit of more than de minimis value to any person or entity who is an existing or prospective client of the Adviser or to or from any person or entity that does business with or on behalf of the Adviser or any registered investment company managed by the Adviser (each a “Fund” and collectively, the “Funds”). The following sets forth procedures to be followed in connection with the giving, offering and acceptance of any gifts, entertainment or other personal benefit.

Occasionally an Access Person (as defined in the Code of Ethics) of an Adviser may be offered gifts or entertainment opportunities by clients, brokers, vendors or other organizations with whom the Adviser or the Funds conduct business. Each Adviser, as a registered investment adviser and fiduciary, must comply with regulatory requirements that limit or restrict the giving or receiving of gifts and/or entertainment. Access Persons of an Adviser have a duty to ensure that their actions are free from any conflict with the interests of the Adviser’s clients. The giving or receiving of any gift or entertainment must be consistent with good business practice, could not be construed as a bribe or corrupt the judgment of the recipient, does not obligate the recipient in any way and would not embarrass the Firm or the Funds. Whether activity is excessive will be made on a case-by-case basis by the Adviser’s Compliance Department in consultation with outside counsel if needed. As professionals, you are expected to use your best judgment in evaluating whether the frequency or magnitude of any activity is improper.

1.	Gifts

Accepting Gifts. The only gift that an Access Person of an Adviser may accept from a third party that does business with or on behalf of the Adviser or any of the Funds managed by the Adviser, is a gift of de minimis value, promotional items (e.g., pens, mugs, t-shirts and other logo bearing items), and commemorative gifts relating to business transactions (e.g., such as Lucite tombstones). For purposes of these procedures, de minimis value is considered to be no more than $100 annually (calendar year basis). Under no circumstances may an Access Person accept a gift of cash, including a cash equivalent such as a gift certificate, bond, security or other items that may be readily converted to cash.

If an Access Person receives a gift that is prohibited under the Code of Ethics and these procedures, it must be declined or returned in order to protect the reputation and integrity of the Firm. If the gift has already been received and cannot be returned, it will be donated to a charity chosen by the Firm’s Board of Directors. Any question as to the appropriateness of any gift should be directed to the Adviser’s Chief Compliance Officer.

Giving Gifts. In appropriate circumstances, it may be acceptable for an Adviser or its Access Persons to extend gifts to clients or others who do business with the Adviser. Gifts of cash (including cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash) or excessive or extravagant gifts, as measured by the total value or quantity of the gift(s), are prohibited. Gifts with a face value in excess of $100 must be cleared by the Adviser’s Chief Compliance Officer. Promotional items (e.g. pens, mugs, t-shirts and other Tortoise logo bearing items) will not count toward the $100 limit.

An Access Person should be certain that the gift does not give rise to a conflict with client interests, or the appearance of a conflict, and that there is no reason to believe that the gift violates any applicable code of conduct of the recipient. Gifts are permitted only when made in accordance with applicable laws and regulations and generally accepted business practices.

2.	Entertainment

The Firm recognizes that occasional participation in entertainment opportunities with representatives from organizations with whom the firm transacts business, such as clients, brokers, vendors or other organizations can be useful relationship building exercises. Examples of such entertainment opportunities are: lunches, dinners, cocktail parties, golf outings or regular season sporting events. Accordingly, occasional participation by an Access Person in such entertainment opportunities for legitimate business purposes is permitted, provided that the value of the meal or other entertainment item is $250 or less per person, with a limit of $1,000 annually (calendar year basis) per person. An Access Person of an Adviser is required to obtain prior approval from the Adviser’s Chief Compliance Officer before accepting any other entertainment opportunity. An Adviser’s Chief Compliance Officer must clear his or her own participation in the above situations with a Director of the Adviser. Meals provided in an Adviser’s office, a client’s office or in a similar business setting shall not be deemed entertainment and the Firm does not require Access Persons to report these activities.

3.	Lodging and Travel

Lodging. An Access Person is not permitted to accept a gift of lodging in connection with any entertainment opportunity. Rather an Access Person must pay for his/her own lodging expense in connection with any entertainment opportunity. If an Access Person participates in an entertainment opportunity for which lodging is arranged and paid for by the host, the Access Person must reimburse the host for the equivalent cost of the lodging. It is the Access Person’s responsibility to ensure that the host accepts the reimbursement and whenever possible, arrange for reimbursement prior to attending the entertainment event. Lodging connected to an Access Person’s business travel will be paid for by the Adviser, or as applicable, the Funds.

Car and Limousine Services. An Access Person must exercise reasonable judgment with respect to accepting rides in limousines and with car services. Except where circumstances warrant (e.g., where safety is a concern), an Access Person is discouraged from accepting limousine and car services paid for by a host when the host is not present.

Air Travel. An Access Person is not permitted to accept a gift of air travel in connection with any entertainment opportunity. Rather, an Access Person must pay for his/her own air travel expense in connection with any entertainment opportunity. If an Access Person participates in an entertainment opportunity for which air travel is arranged and paid for by the host, the Access Person must reimburse the host for the equivalent cost of the air travel. It is the Access Person’s responsibility to ensure that the host accepts the reimbursement and whenever possible, arrange for reimbursement prior to attending the entertainment event. Air travel that is connected to an Access Person’s business travel will be paid for by the Adviser, or as applicable, the Funds.

4.	Gift/Entertainment Reporting

Reporting. All gifts and entertainment of any amount given or received are required to be reported by the Access Person to the Adviser’s Chief Compliance Officer. Access Persons may promptly report any gift or entertainment given or received through MyComplianceOffice or include such gifts and entertainment in the required Quarterly Certification discussed below. The Adviser’s Chief Compliance Officer or his or her designee will maintain a Gift and Entertainment Log. NOTE: Promotional items (e.g., pens, mugs, t-shirts and other logo bearing items) and commemorative gifts relating to business transactions (e.g., such as Lucite tombstones) do not have to be reported and do not count toward the $100 limit. Any meal, car or limousine service or chartered plane travel received by an Access Person during the course of his/her attendance of a “road-show” sponsored by an investment bank/issuer for a Tortoise fund is exempt from reporting.

Access persons are reminded that if an Adviser manages Taft-Hartley funds, any gratuity provided by the Adviser or its employees to labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 per fiscal year are required to be reported on Department of Labor Form LM-10 within 90 days following the Adviser’s fiscal year end.

Quarterly Certification. On a quarterly basis, every Access Person will be required to certify their compliance with these procedures through MyComplianceOffice.

5.	Questions and Clarifications.

Any questions as to the appropriateness of gifts, travel and entertainment opportunities should be discussed with the Chief Compliance Officer of the applicable Adviser.

Amended effective July 30, 2020; amended effective December 2, 2024